Exhibit 99.2

Oragenics Provides First Quarter 2017 Update

TAMPA, Florida April 18, 2017 (BUSINESS WIRE) — Oragenics, Inc. (NYSE MKT:OGEN.BC), a clinical stage biotechnology company, today announced an update on the Company’s first quarter 2017 progress regarding its two product candidates, AG013 for the treatment of oral mucositis and OG716 for the treatment of Clostridium difficile (“C. diff”).

With respect to our lead clinical candidate, AG013, Oragenics has submitted an Investigational New Drug (“IND”) amendment for the upcoming Phase II trial. We provided the U.S. Food and Drug Administration (“FDA”) with the updated protocol for the AG013 Phase II trial, including the identification of the trial sites in the United States and the manufacturing details of the product material.

AG013 is an ActoBiotics™ therapeutic candidate formulated as a convenient oral rinsing solution and designed by our strategic collaboration partner Intrexon Corporation (“Intrexon”) to deliver the therapeutic molecule Trefoil Factor 1 to the mucosal tissues in the oral cavity. Trefoil Factors are a class of peptides involved in the protection of gastrointestinal tissues against mucosal damage and play an important role in subsequent repair. AG013 received FDA Fast Track designation in November 2016, which we believe further validates our science as well as highlights the serious need for a treatment for oral mucositis.

Our partner Intrexon has provided a commitment letter for an unsecured $2.4 million loan to further the clinical development of AG013 that will mature in 24 months, bear interest at 12% per annum, and is conditional on Oragenics raising an additional $2.7 million in gross proceeds. Upon securing this additional financing, the Company will be positioned to initiate its Phase II trial for AG013 for the treatment of oral mucositis and promptly commence patient enrollment.

Alan Joslyn, Oragenics’ Chief Executive Officer, commented, “We are pleased that our partner Intrexon continues to recognize the tremendous potential value in our AG013 product candidate through its continued support of the Company. We look forward to advancing our product portfolio to and through the clinic helping lead Oragenics to success.”

Oragenics’ second clinical candidate is the lantibiotic OG716 for the treatment of C. diff developed through an Exclusive Channel Collaboration with Intrexon. C. diff is a bacterial infection that most commonly affects older adults in hospital and long-term care facilities after they receive an antibiotic administration, although there is an increasing rate of infection in younger, healthier populations. C. diff is now associated with nearly 500,000 infections annually in the United States., resulting in 29,000 deaths.

We recently completed a successful pre-IND meeting for OG716 with the FDA. The agency confirmed that the clinical development plan based on the data obtained from preclinical studies, toxicity studies and manufacturing are appropriate to support the IND filing, thus paving a clear pathway to bring the first lantibiotic to treat this severe unmet medical need into the clinic.

About Oragenics, Inc.

We are focused on becoming a world leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc. has established two exclusive worldwide channel collaborations with Intrexon Corporation, a synthetic biology company. The collaborations allow Oragenics access to Intrexon’s proprietary technologies toward the goal of accelerating the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat, and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, our current need for financing to meet our operational needs and to be able to move our product candidates forward through pre-clinical and clinical development, our inability to obtain sufficient financing to conduct our business; any inability to obtain or delays in the Food and Drug Administration approval for future clinical studies and testing, the future success of our studies and testing and any inability to also achieve favorable results in human studies, our ability to successfully develop and commercialize products, the financial resources available to us to continue research and development, any inability to regain compliance with the NYSE MKT continued listing requirements and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

Chief Financial Officer

msullivan@oragenics.com

or

Investor/Media Relations:

The Ruth Group

Tram Bui 646-536-7035

tbui@theruthgroup.com